                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                         HOLLIS-EDEN RAISES $13 MILLION
                   THROUGH PRIVATE PLACEMENT OF COMMON STOCK
  Series A preferred conversion, warrant exercises simplify capital structure


SAN DIEGO - January 26, 1999 - Hollis-Eden Pharmaceuticals, Inc. (NASDAQ: HEPH) today announced the completion of a private placement of approximately 719,220 shares of common stock. The company raised approximately $13 million from an investment group led by Capital Research and Management Company. The pricing of this transaction was determined at a slight discount to the average of trailing closing prices of the common stock.

Capital Research and Management Company is one of the premier institutional investment management firms, with an established successful track record investing in the biotech and pharmaceutical sectors. The company provides investment services for thousands of corporations, banks, trust companies and retirement plans. They oversee more than $275 billion in assets.

The private placement, combined with recent warrant exercises and previous cash on hand, will give the company a total of approximately $40 million in capital. As a result, the company will have approximately 9,871,626 shares of common stock outstanding.

Hollis-Eden also announced that the Series A preferred stock issued last May has been converted into common stock. Furthermore, as a result of this financing and the company's stock performance, Hollis-Eden will not be required to issue additional shares of stock as stipulated in the 1997 merger agreement with Initial Acquisition Corp.

"This financing, the preferred stock conversion, the warrant exercises and the termination of the additional stock certificates were major corporate financial goals for 1999," said Richard Hollis, chairman and chief executive officer of Hollis-Eden. "We are delighted to have achieved this milestone, which strengthens and simplifies our capital structure."

Hollis-Eden Pharmaceuticals, Inc. is a San Diego-based biopharmaceutical company engaged in the development and commercialization of products for the treatment of infectious diseases and immune system disorders. The company's leading drug candidate, HE2000, is initially targeted for the treatment of HIV/AIDS. For more information about Hollis-Eden, contact the company's Web site at www.holliseden.com.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.


Contact:

Terren S. Peizer         Media:                        Investors:
President                Melanie Guy                   Sanjay Sabnani
Hollis-Eden              Russell-Welsh, Inc.           Coffin Communications
Pharmaceuticals, Inc.    (650) 312-0700, ext. 20       (818) 789-0100, ext. 113
(619) 587-9333